Exhibit 99.1

PDS Biotech Reports Full Year 2025 Financial Results and Provides Update on PDS0101 Phase 3 Program and PDS01ADC Clinical Advancement

Filed Phase 3 Amendment Incorporates PFS as Interim Primary Endpoint Expected to Shorten Trial Duration and Reduce Costs

Conference Call and Webcast Today at 8:00 am Eastern Time

PRINCETON, N.J., March 30, 2026 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers, today provided a business and clinical programs update and reported financial results for the quarter and year ended December 31, 2025.

"The fourth quarter capped a year of important progress for PDS Biotech, marked by meaningful advances across our clinical programs, financial discipline, and intellectual property portfolio," said Frank Bedu-Addo, PhD, President and CEO of PDS Biotech. "Building on the compelling topline data from our VERSATILE-002 Phase 2 trial, we believe the VERSATILE-003 protocol amendment has the potential to create a more efficient path to accelerated approval — shortening the trial's duration, reducing costs, and accelerating our timeline to regulatory submission — while preserving overall survival as the basis for full approval. For patients living with HPV16-positive head and neck cancer, a disease with significant and growing unmet need, we believe PDS0101 represents a promising treatment option, and we remain focused on advancing it as efficiently as possible."

Dr. Bedu-Addo added: “Combined with early data from one of our PDS01ADC Phase 2 programs and expanded patent protections for the Versamune® platform extending into the 2040s, we believe we have meaningful opportunities ahead as we continue to execute against our priorities in 2026."

Clinical and Corporate Update

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Amended the VERSATILE-003 Phase 3 clinical trial protocol to incorporate progression-free survival (PFS) as an interim primary endpoint, creating a potential accelerated approval pathway for PDS0101 in HPV16-positive recurrent and/or metastatic head and neck cancer. Median overall survival remains the primary endpoint for full FDA approval. The amendment also reduces the number of enrolled patients while maintaining statistical power. Patients already enrolled prior to the amendment remain on the trial and continue to receive treatment.

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Presented encouraging early results from an NCI-led trial investigating PDS01ADC, the Company's investigational IL-12 tumor-targeted immunocytokine, at the AACR special conference on prostate cancer research. In patients with metastatic castration-resistant prostate cancer (mCRPC) the majority of whom received third-line treatment options — the combination of PDS01ADC and docetaxel demonstrated encouraging median PFS of 9.6 months and a median PSA decline of 40%, with 6 of 16 patients achieving greater than 50% decline.

Strengthened the intellectual property estate for PDS0101 with new patents granted in the U.S. and Japan. The new U.S. patent, combined with anticipated biologics exclusivity, extends market protection into the 2040s. The Japanese patent adds broad composition of matter claims to existing protections across major markets.

Full Year 2025 Financial Results

Net loss for the year ended December 31, 2025, was approximately $34.5 million, or $0.74 per basic and diluted share, compared to a net loss of $37.6 million, or $1.03 per basic and diluted share for the year ended December 31, 2024.

Research and development expenses for the year ended December 31, 2025, were $19.0 million, compared to $22.6 million for the year ended December 31, 2024. The decrease of $3.6 million was primarily attributable to decreases in manufacturing costs of $2.5 million and personnel costs of $1.8 million, partially offset by an increase in clinical costs of $0.7 million.

General and administrative expenses for the year ended December 31, 2025, were $12.5 million, compared to $13.8 million for the year ended December 31, 2024. The $1.3 million decrease was primarily attributable to a decrease in personnel costs.

Total operating expenses for the year ended December 31, 2025, were $31.5 million compared to $36.3 million for the year ended December 31, 2024.

Net interest expense was $4.1 million for the year ended December 31, 2025, compared to $2.2 million for the year ended December 31, 2024. The change was primarily due to non-cash expenses related to extinguishment of debt, as well as lower interest income on the Company’s cash balances.

The Company’s cash balance as of December 31, 2025, was $26.7 million.

Conference Call Details

•	Date: March 30, 2026
•	Time: 8:00 a.m. Eastern Time
•	Dial-in: 1-877-704-4453 (Domestic) or 1-201-389-0920 (International)
•	Conference I.D.: 13759288
•	Webcast: Click Here
•	CallMeTM: Click Here (available 15 minutes prior to the call)

After the live webcast, the event will be archived on PDS Biotech’s website for six months.

About PDS Biotechnology
PDS Biotechnology is a late-stage immunotherapy company focused on transforming how the immune system targets and kills cancers. The Company has initiated a pivotal clinical trial to advance its lead program in advanced HPV16-positive head and neck squamous cell cancers. PDS Biotech’s lead investigational targeted immunotherapy PDS0101 is being developed in combination with a standard-of-care immune checkpoint inhibitor, and also in a triple combination including PDS01ADC, an IL-12 fused antibody drug conjugate (ADC), and a standard-of-care immune checkpoint inhibitor. PDS01ADC is being evaluated in multiple phase 2 trials in various cancer indications in combination with standard of care.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101 (Versamune® HPV), PDS01ADC, PDS0103 (Versamune® MUC1) and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Jude Gorman / Kiki Torpey
Collected Strategies
PDS-CS@collectedstrategies.com

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PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY

Selected Balance Sheet Data

(Unaudited)

	December 31,
	2025	2024
Cash and cash equivalents	$26,711,969	$41,689,591
Working capital	$18,770,871	$27,967,242
Total assets	$30,494,083	$45,358,657
Long term debt	$11,733,350	$9,204,755
Accumulated deficit	$(216,606,503)	$(182,110,999)
Total stockholders’ equity	$9,251,833	$19,004,848

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Year Ended December 31,
	2025	2024
Operating expenses:
Research and development expenses	$19,025,831	$22,565,524
General and administrative expenses	12,518,127	13,755,671
Total operating expenses	$31,543,958	$36,321,195

Loss from operations	$(31,543,958)	$(36,321,195)

Interest income (expense)
Interest income	$1,217,241	$2,514,816
Interest expense	(5,338,607)	(4,673,174)
Interest income (expense), net	$(4,121,366)	$(2,158,358)

Loss before income taxes	$(35,665,324)	$(38,479,553)
Benefit from income taxes	1,169,820	869,169
Net loss and comprehensive loss	$(34,495,504)	$(37,610,384)

Per share information:
Net loss per share, basic and diluted	$(0.74)	$(1.03)
Weighted average common shares outstanding basic and diluted	46,384,280	36,452,707